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                                 AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                                PAPER WAREHOUSE, INC.

    The undersigned, President of Paper Warehouse, Inc., a corporation existing under Chapter 302A of the Minnesota Statutes (the "Corporation"), does hereby certify that the following Amended and Restated Articles of Incorporation were adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act, by written action of the Shareholders of the Corporation dated January 13, 1997 and by the Board of Directors of the Corporation at a meeting duly held January 13, 1997, to replace and supersede in their entirety, the Corporation's Articles of Incorporation filed with the Secretary of State of Minnesota on July 28, 1987.

                                      ARTICLE 1

                                         NAME

    The name of the Corporation is Paper Warehouse, Inc.

                                      ARTICLE 2

                                  REGISTERED OFFICE

    The address of the registered office of the Corporation is 7630 Excelsior Boulevard, Minneapolis, Minnesota 55426.

                                      ARTICLE 3

                                       CAPITAL

    The aggregate number of shares of stock which the corporation shall have authority to issue is fifty million (50,000,000) shares, forty million (40,000,000) of which shall be designated common stock, $0.01 par value (hereinafter referred to as "Common Stock") and ten million (10,000,000) of which shall be designated preferred stock, $0.01 par value (hereinafter referred to as "Preferred Stock"). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any class or series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the

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election and removal of directors and for all other purposes.  Each holder of
Common Stock shall be entitled to one vote for each share held.

                                      ARTICLE 4

                                  SHAREHOLDER RIGHTS

    A.   No shareholder of the Corporation shall have any preemptive rights.

    B. No shareholder of the Corporation shall have any cumulative voting rights.

                                      ARTICLE 5

                   WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS

    Any action required or permitted to be taken at a Board meeting, other than an action requiring shareholder approval, may be taken by written action of the Board of Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

                                      ARTICLE 6

                            LIMITED LIABILITY OF DIRECTORS

    To the fullest extent permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 6 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    IN WITNESS WHEREOF, I have signed my name this 6th day of February, 1997.

                                            s/ Yale T. Dolginow
                                            -------------------
                                            Yale T. Dolginow, President

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